Exhibit 31.1
CERTIFICATIONS UNDER SECTION 302

I, John V. Oyler, certify that:
1.I have reviewed this Annual Report on Form 10-K of BeiGene, Ltd. for the fiscal year ended December 31, 2024, as amended by Amendment No. 1 thereto on Form 10-K/A dated as of the date hereof (as amended, this report); and
2.Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report.
Date: February 28, 2025

/s/ JOHN V. OYLER
John V. Oyler
Chief Executive Officer and Chairman
(Principal Executive Officer)